EXHIBIT 99.1

BIOCRYST PHARMACEUTICALS, INC. 2190 PARKWAY LAKE DRIVE BIRMINGHAM, AL 35244 205-444-4600 205-444-4640 FAX www.biocryst.com

Contacts:
BioCryst Pharmaceuticals, Inc. Michael A. Darwin Chief Financial Officer (205) 444-4600	Euro RSCG Life NRP Sharon Weinstein (Investors) (212) 845-4271 Wendy Lau (Media) (212) 845-4272

FOR IMMEDIATE RELEASE

BIOCRYST REPORTS SECOND QUARTER 2003 FINANCIAL RESULTS

Birmingham, Alabama – July 30, 2003 – BioCryst Pharmaceuticals, Inc. (Nasdaq NM: BCRX) today announced financial results for the second quarter ended June 30, 2003. The Company reported revenues of $266,000 in the second quarter of 2003, compared to $461,000 in the second quarter of 2002. The net loss for the quarter ended June 30, 2003 was $3,252,000, or $0.18 per share, compared to a net loss of $5,161,000, or $0.29 per share, for the same period last year. As of June 30, 2003, the Company had cash, cash equivalents and investments of $30.7 million.

Interest and other income decreased 42.3% to $266,000 in the second quarter of 2003 compared to $461,000 in the second quarter of 2002. This decrease was due to a reduction in cash used in funding operations and a lower interest rate environment in 2003.

Research and development expenses decreased 32.3% to $2,965,000 in the three months ended June 30, 2003 from $4,377,000 in the three months ended June 30, 2002. The decrease is primarily attributed to the final clinical trial expenses related to the Phase III development of peramivir during the second quarter of 2002, a program that was discontinued in June 2002. In addition, personnel and other operating costs were lower due to a smaller staff in 2003. General and administrative expenses for the three months ended June 30, 2003 decreased 36.5% to $553,000 as compared to $871,000 for the same period in 2002. This decrease is also primarily related to our reduced staff in 2003 and lower professional fees as compared to the second quarter of 2002, in which period the adoption of the stockholder rights plan took place. The lower expenses for the second of quarter 2003 also reflect the fact that we had no impairment charges, compared to an impairment of patents charge of $374,000 in the second quarter 2002 that was related to the termination of the peramivir program.

Revenues for the six months ended June 30, 2003 were $574,000, compared to $1,000,000 for the six months ended June 30, 2002. The net loss for the six months ended June 30, 2003 was $6,041,000, or $0.34 per share, compared to a net loss of $10,778,000 or $0.61 per share, for the same period last year. The decrease in revenues in the first six months of 2003 was due to the reduction in interest and other income as a result of the reduction in cash from the funding of operations and a lower interest rate environment in 2003. Our expenses for the six months ended June 30, 2003 were less than the same period in 2002 in each category, due to essentially the same reasons discussed for the changes in the second quarter.

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Page 2 — BioCryst Pharmaceuticals, Inc.

“BioCryst continued to make significant progress during the second quarter in each of our key programs – BCX-1777, BCX-3607, hepatitis C polymerase, and our collaboration with 3-Dimensional Pharmaceuticals on complement component C1s,” said Charles E. Bugg, Chairman and Chief Executive Officer of BioCryst. “We now have four Phase I clinical trials in progress at 10 leading U.S. cancer centers with our lead product candidate BCX-1777, focusing on different types of leukemias, lymphomas and solid tumors. We completed a pre-IND review of our tissue factor inhibitor, BCX-3607, with the FDA in May, and we are on track to complete the preclinical studies required for an IND filing for treatment of patients with acute unstable angina. We continued our evaluation of a new series of hepatitis C polymerase inhibitors designed by the BioCryst team.”

The Company will sponsor a conference call at 10:00 am EDT on Wednesday, July 30, 2003, which is open to the public. Interested investors can listen to the call live over the Internet from the investor relations website at www.biocryst.com or by dialing 1-800-361-0912, and providing the passcode number 745097.

BioCryst Pharmaceuticals, Inc. designs, optimizes and develops novel drugs that block key enzymes essential for cancer, cardiovascular diseases and viral infections. BioCryst integrates the necessary disciplines of biology, crystallography, medicinal chemistry and computer modeling to effectively use structure-based drug design to discover and develop small molecule pharmaceuticals. Enrollment in four Phase I trials for BioCryst’s lead product candidate, BCX-1777, is underway at several cancer centers for patients with T-cell malignancies, hematologic malignancies, and other refractory cancers. BioCryst has several new enzyme targets in drug discovery including tissue factor/factor VIIa, hepatitis C polymerase and complement component C1s. For more information about BioCryst, please visit the company’s web site at www.biocryst.com.

These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Some of the factors that could affect the forward-looking statements contained herein include that we may not be able to enroll the required number of subjects in clinical trials of BCX-1777, that the preclinical studies of BCX-3607 may not be adequately positive to support an IND filing, that we may not be able to continue future development of BCX-1777, BCX-3607 or any of our other current development programs including tissue factor/factor VIIa, hepatitis C polymerase and complement component C1s, that BCX-1777 or our other development programs may never result in future license or royalty payments being received by BioCryst, that BCX-1777 or any of our other product candidates may not receive required regulatory clearances from the FDA, that BioCryst may not be able to expand its product development pipeline, that BioCryst may not have sufficient cash to continue funding the development of its products and that additional funding, if necessary, may not be available at all or on terms acceptable to the Company. Please refer to the documents BioCryst files periodically with the Securities and Exchange Commission, specifically BioCryst’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which identify important factors that could cause the actual results to differ materially from those contained in the projections or forward-looking statements.

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BIOCRYST PHARMACEUTICALS, INC. FINANCIAL SUMMARY

Condensed Statements of Operations (unaudited) (in thousands, except per share)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002

Revenues:
Collaborative and other research and
development	$0	$0	$0	$0
Interest income and other	266	461	574	1,000

Total revenues	266	461	574	1,000

Expenses:
Research and development	2,965	4,377	5,454	9,764
General and administrative	553	871	1,161	1,640
Impairment of patents and licenses	0	374	0	374

Total expenses	3,518	5,622	6,615	11,778

Net loss	$(3,252)	$(5,161)	$(6,041)	$(10,778)

Net loss per share	$(0.18)	$(0.29)	$(0.34)	$(0.61)

Weighted average shares outstanding	17,666	17,636	17,664	17,632

Balance Sheet Data (in thousands)

	June 30, 2003 (Unaudited)	December 31, 2002 (Audited)
Cash, cash equivalents and securities	$30,679	$36,163
Total assets	35,740	41,300
Accumulated deficit	(98,001)	(91,960)
Stockholders’ equity	34,155	40,128

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